FOR IMMEDIATE RELEASE

Norfolk Southern reports strong first-quarter 2016 results
Achieves record quarterly operating ratio and double-digit improvements in operating income, net income, and earnings per share

FIRST-QUARTER 2016 RESULTS

•	Railway operating revenues totaled $2.4 billion, down 6 percent year-over-year.

•	Railway operating expenses were $1.7 billion, down 13 percent year-over-year on the 2 percent reduction in traffic volumes.

•	Income from railway operations was $723 million, up 19 percent year-over-year.

•	Net income was $387 million, up 25 percent year-over-year.

•	Diluted earnings per share were $1.29, up 29 percent year-over-year.

•	Railway operating ratio was 70.1 percent, an improvement of 8 percent over the prior year and a Norfolk Southern first-quarter record.

NORFOLK, Va., April 21, 2016 – Norfolk Southern Corporation (NYSE: NSC) today reported financial results for first-quarter 2016. Net income for the quarter was $387 million, 25 percent higher compared with $310 million during the same period of 2015. Diluted earnings per share were $1.29, up 29 percent compared with $1.00 diluted earnings per share in the first quarter last year.

“Our strong first-quarter results demonstrate the significant progress we are making in line with our strategic plan,” said Chairman, President, and CEO James A. Squires. “Since I became CEO in June, our team has been committed to streamlining operations, reducing expenses and maintaining superior customer service levels. Our focus on strengthening Norfolk Southern is yielding results, and the company is now on track to achieve productivity savings of about $200 million and an operating ratio below 70 in 2016. We are confident the continued execution of our strategic plan will deliver superior shareholder value by best positioning Norfolk Southern to succeed while ensuring the company is prepared to capture revenue and volume growth opportunities in 2016 and beyond.”

As previously announced, Norfolk Southern is implementing a strategic plan to reduce costs, drive profitability, and enhance value for all Norfolk Southern shareholders. Through this plan, the company expects to achieve annual productivity savings of more than $650 million by 2020 and an operating ratio below 65 percent by 2020.

FIRST-QUARTER SUMMARY

•	Railway operating revenues were $2.4 billion, 6 percent lower compared with the first quarter of 2015. Volume declined 2 percent, the result of lower coal volumes. Average revenue per unit decreased 3 percent as the effects of higher rates were more than offset by a $114 million, or 70 percent, decline in fuel surcharge revenues.

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Merchandise revenues were $1.5 billion, 2 percent higher than the same period last year. Led by an 18 percent increase in automotive traffic, volume grew in all business groups except chemicals, which was impacted by fewer crude oil shipments due to low oil prices. The five merchandise commodity groups reported the following year-over-year revenue results:

•Chemicals: $419 million, down 3 percent
•Agriculture: $386 million, up 3 percent
•Metals/Construction: $300 million, down 3 percent
•Automotive: $254 million, up 16 percent
•Paper/Forest: $190 million, up 3 percent

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Intermodal revenues were $522 million, down 12 percent compared with first quarter 2015. Volume was even for the quarter as growth in international volumes was offset by lower domestic volumes due to the restructuring of the company’s Triple Crown Services subsidiary.

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Coal revenues were $349 million, 23 percent lower compared with first quarter of 2015. Mild winter temperatures, low natural gas prices, and a weak global export market combined to decrease volume by 23 percent year-over-year.

▪	Railway operating expenses decreased $264 million, or 13 percent, to $1.7 billion compared with same period of 2015, due to lower fuel costs and targeted expense reduction initiatives.

▪	Income from railway operations was $723 million, 19 percent higher compared with the same period in 2015.

▪	The operating ratio, or operating expenses as a percentage of revenues, was 70.1 percent, a first-quarter record, and an 8 percent improvement compared with first-quarter 2015.

About Norfolk Southern
Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com

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